Exhibit 99.1



UNITED SECURITY BANCSHARES, INC. ANNOUNCES STOCK SPLIT



Thomasville, Alabama, June 20, 2003 --The Board of Directors of United Security Bancshares, Inc., (NASDAQ: USBI) parent company of First United Security Bank, Thomasville, Alabama, declared a two-for-one stock split at the Board Meeting held June 19, 2003.

The additional shares will be payable July 22, 2003, to shareholders of record at the close of business on June 30, 2003. As a result of the stock split, shareholders of record will receive one additional share for every share held.

"As part of our commitment to enhancing shareholder value, we believe this stock split will make it easier to obtain United Security Bancshares, Inc. stock and, therefore, make it more marketable as our company continues to grow," said R. Terry Phillips, President & CEO.

United Security Bancshares, Inc., a Delaware corporation, with its principal offices in Thomasville, Alabama had consolidated assets of $546.2 million at March 31, 2003, and operates a commercial banking subsidiary, First United Security Bank, which was established in 1952 and has been providing banking services to its customers for over 50 years. First United Security Bank has seventeen banking offices located in Thomasville, Coffeeville, Fulton, Gilbertown, Grove Hill, Butler, Jackson, Brent, Centreville, Woodstock, Harpersville, Bucksville, and Calera, Alabama, with a new office in Tuscaloosa, Alabama, to open next month. Its market area includes Clarke, Choctaw, Bibb, Shelby, and portions of Marengo, Sumter, Washington, Wilcox, Chilton, Hale, Monroe, Tuscaloosa, Perry, and Jefferson Counties in Alabama, as well as Clarke, Lauderdale, and Wayne Counties in Mississippi.

In May 2003, First United Security Bank earned a 4-Star EXCELLENT rating for financial strength from BauerFinancialtm, Coral Gables, Florida, the nation's leading independent bank research firm. This is the 54th consecutive time First United Security Bank has achieved a Recommended rating from the research firm.

"In times of economic uncertainty," notes Karen L. Dorway, president of the research firm, "it is heartening to know that there are financial institutions, like First United Security Bank, that have stood the test of time." Adding, "You can't control the market, but you certainly can control where you deposit your hard earned money. And banking with a tried and true institution, like First United Security Bank, makes good financial sense."

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Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessarily estimates reflecting the best judgement of United Security Bancshares, Inc.'s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by United Security Bancshares, Inc. with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of United Security Bancshares, Inc. or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

More information about First United Security Bank can be found at www:firstusbank.com.

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